Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2018 in Supplement No. 16 to the Prospectus related to the Registration Statement (Form S-11 No. 333-192331) of KBS Strategic Opportunity REIT II, Inc. for registration of 180,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
March 9, 2018